EXHIBIT 10.1
SEPARATION AGREEMENT
AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into on December 15, 2025, between LiveRamp Inc., its successors and current and former subsidiaries, affiliates, officers, directors, employees, representatives, insurers, agents and assigns (“LiveRamp”), and Mohsin Hussain (“Employee”).

1. Employee’s employment with LiveRamp is anticipated to be severed effective March 31, 2026 (“Separation Date”), under the following terms and conditions:

a.Employee acknowledges that they are an “at will” employee and does not have any right to severance benefits under LiveRamp’s policies or any other understanding or agreement with LiveRamp that would entitle them to severance benefits other than pursuant to the Executive Officer Severance Policy. In consideration for Employee’s execution of this Agreement, LiveRamp agrees to provide the additional benefits described in Exhibit A attached to and made part of this Agreement. Employee acknowledges that as of March 31, 2026 it is anticipated that Employee is no longer serving as an Executive Officer of LiveRamp or as Chief Technology Officer.

b.Notwithstanding the foregoing, the Company may terminate your employment prior to the Separation Date only for “Cause” (as defined below) or upon written notice of a material breach by you that remains uncured for ten (10) business days after receipt of such notice. If the Company terminates your employment prior to the Separation Date for any reason other than Cause, or if you resign for “Good Reason” (as defined below), you shall be entitled to receive all benefits and consideration set forth in Exhibit A (including, for the avoidance of doubt, severance, bonus payments, and equity treatment), and you shall be deemed to have satisfied all requirements for such consideration.

c.“Cause” means: (i) your conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (ii) your willful and material misconduct or fraud in the performance of your duties; (iii) your willful and continued failure to substantially perform your material duties (other than due to disability) after written notice specifying such failure and a ten (10) business day opportunity to cure; or (iv) your material breach of this Agreement or any applicable confidentiality/inventions agreement which is not cured (if curable) within ten (10) business days after written notice.

d.“Good Reason” means, without your consent: (A) a material reduction in your base salary or target cash bonus opportunity; (Ba relocation of your principal work location by more than thirty‑five (35) miles or a material, adverse change to your remote work arrangement; or (C) a material breach of this Agreement by the
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Company; provided that you provide written notice within thirty (30) days of the event and the Company fails to cure within thirty (30) days thereafter.

e.In exchange for Employee’s Release in Section 1(c) below, LiveRamp agrees to unconditionally release and discharge Employee from any and all claims, obligations and liabilities LiveRamp has or may have had, whether known or unknown, suspected or unsuspected up to and as of the date of the execution of this Agreement, arising out of or related to Employee’s employment, separation from LiveRamp and any other contact or association with LiveRamp.

f.In exchange for the consideration set forth in Exhibit A, Employee agrees to unconditionally release and discharge LiveRamp from any and all claims, obligations and liabilities Employee has or may have had, whether known or unknown, suspected or unsuspected up to and as of the date of the execution of this Agreement, arising out of or related to Employee’s employment, separation from LiveRamp and any other contact or association with LiveRamp. Such claims include, without limitation, those for: personal injuries; compensatory, punitive, and liquidated damages; wages, salaries, commissions, equity compensation, and bonuses; deductions; back pay; front pay; reinstatement; court costs; attorneys’ fees; intentional infliction of emotional distress; tort; express or implied contract; wrongful discharge; protected status; and/or for any other known or unknown causes, claims or demands which Employee has or may have had against LiveRamp. This Agreement specifically releases and discharges LiveRamp from, without limitation, any and all claims Employee has or may have had against LiveRamp under:

i.Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, Section 1981A of the Civil Rights Act of 1991, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex;

ii.the Age Discrimination in Employment Act and Executive Order 11141, which prohibit age discrimination in employment;

iii.the Americans with Disabilities Act of 1990 and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination on account of disability;

iv.the Fair Labor Standards Act of 1938, which regulates wage and hour matters;

v.the Equal Pay Act of 1963, which prohibits paying men and women unequal pay for equal work;

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vi.the Consolidated Omnibus Budget Reconciliation Act of 1985, which requires employers under certain circumstances to offer continued health coverage after an employee’s separation of employment;

vii.the Employee Retirement Income Security Act which, among other things, protects employee benefits;

viii.the Older Worker Benefit Protection Act;

ix.any applicable state civil rights acts;

x.the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances;

xi.the Occupational Safety and Health Act;

xii.state or federal common law; and/or

xiii.any local, state, or federal law whatsoever.

Employee acknowledges that this is a knowing and voluntary waiver. Employee waives all seniority rights they may have with LiveRamp, and Employee expressly waives any claim for reinstatement by LiveRamp.

g.This waiver and release does not apply to or waive: 1) Employee’s rights to enforce this Agreement; 2) any rights Employee may have under applicable workers’ compensation or unemployment compensation statutes, 3) any right to continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act, 4) Employee’s right to file a charge with the EEOC, however, Employee waives and releases any claims or rights to or for damages, compensation or injunctive relief whatsoever, 5) any rights to indemnification by LiveRamp for actions taken within the course and scope of employment, or 5) any rights Employee may have as a shareholder of LiveRamp.

2.Employee acknowledges that they have the right to consider this Agreement for a period of twenty-one (21) days (“Review Period”). Employee is advised to consult with an attorney regarding this Agreement and has done so to the extent they have deemed appropriate. Employee may revoke this Agreement at any time and for any reason for a period of seven (7) days following the execution of the Agreement. The Agreement is not effective or enforceable until expiration of the seven (7) day period. By signing this Agreement, Employee certifies that: (a) they have carefully read and fully understand this Agreement; (b) they have been advised in writing, and is hereby advised, to consult with an attorney before signing this Agreement, and that they have been advised by an attorney; (c) they understand they are not waiving or releasing rights or claims that may arise after the date that they execute this Agreement; (d) they agree to the terms of this Agreement knowingly, voluntarily and without intimidation, coercion or pressure; (e)
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they agree that they are waiving rights or claims in exchange for consideration in addition to anything of value to which they already are entitled; (f) they acknowledge that this Agreement is written in a manner calculated to be understood by them, and that they fully understands same; (g) and they acknowledge that they have had a full opportunity to have a meaningful input into the settlement and the terms of this Agreement. Payments under Exhibit A shall be made as provided in Section 6 (Payment Timing; Section 409A).

3.Employee acknowledges that LiveRamp has developed, at its own expense, and will continue to develop and use, valuable technical and non-technical business and trade secrets and other confidential information, including, without limitation, information pertaining to LiveRamp’s products, services, present and future development, processes or techniques, marketing strategies and related data, customer lists, vendor selection and information, sales and profits, costs and suppliers, and personnel (the “Confidential Information”). LiveRamp has protected the disclosure/release of Confidential Information to third persons and intends that such information will continue to be kept confidential. Employee acknowledges that, during their employment with LiveRamp, they had or may have had access to such Confidential Information. Employee shall preserve the confidentiality of, and not to use, confidential information.

4.Employee acknowledges that they have or will return all LiveRamp property to LiveRamp unless destruction is otherwise permitted. The return of LiveRamp property will function as a condition precedent to any obligation to provide the benefits specified in Part B of Exhibit A, and accordingly, LiveRamp is not obligated to provide any benefits to Employee until such time as it has received all LiveRamp property from Employee. For the avoidance of doubt, payment of wages, reimbursable expenses, and any non-deferrable amounts required by applicable law shall not be conditioned on the return of Company property.

5.Nothing in this Agreement prohibits Employee from making disclosures, statements or communications as provided under AB 331 (effective January 1, 2022 of the California Code of Civil Procedure, Section 1001, as follows: “Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.”

6.Payment Timing; Section 409A. Subject to Section 409A, all cash payments due under Exhibit A shall be paid in a lump sum on the first regular payroll date occurring on or after the date this Agreement becomes effective and irrevocable, but in no event later than sixty (60) days following the Separation Date. The parties intend that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement shall be interpreted and administered accordingly. Each payment hereunder shall be treated as a separate “payment” for purposes of Section 409A. If you are a “specified employee” within the meaning of Section 409A as of your separation from service and any payment hereunder is non‑exempt deferred compensation that is payable upon separation from service, such payment shall be delayed until the date that is six (6) months and one (1) day after such
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separation (or, if earlier, upon your death). Reimbursements shall be made in accordance with Section 409A, and in all cases within the time period specified herein.

7.This Agreement is not an admission by LiveRamp of any wrongdoing or any violation of federal, state or local law, regulation or ordinance, and LiveRamp specifically disclaims any wrongdoing or liability to Employee.

8.This Agreement will be construed and enforced under California law, without regard to conflicts of law principles.

9.This Agreement was reached after good faith, arm’s length negotiations. Employee acknowledges that they are not signing this Agreement in reliance on any promises; representations or inducements other than those contained in this Agreement, and is signing this Agreement free of any duress or coercion. Employee further acknowledges that they have not assigned or transferred any right or claim they may have against LiveRamp. This Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity will not be construed for or against either party based on attribution of drafting.

10.With the exception of the LiveRamp Employee Agreement executed by Employee on February 10, 2020 and any equity compensation grant agreement executed by Employee and the Executive Officer Severance Policy, this Agreement and its Exhibits including the grant of any benefit hereunder contains the entire understanding of the parties as of the date of execution and shall supersede and replace all other prior agreements and understandings between Employee and LiveRamp.

11.Except for any claim for injunctive relief arising out of a breach of a party's obligations to protect proprietary information, the parties agree to arbitrate any and all disputes or claims arising out of or related to this Agreement before AAA in San Francisco, California, pursuant to the applicable employment arbitration rules. The Company shall bear all administrative arbitration fees and arbitrator compensation to the extent required by applicable law. The cost to Employee of the arbitration must not exceed the amount they would incur if the matter arbitrated were instead resolved in a judicial forum. Notwithstanding the above, in the event of an alleged breach of paragraph(s) 3, 4, and/or 5, either party will have the right to pursue all available rights and remedies with respect to that breach in the appropriate court of law or equity.

12.In the event any portion of this Agreement is deemed to be invalid or unenforceable, that portion will be deemed to be omitted and the remainder of this Agreement will remain in full force and effect.

13.Should Employee bring any action (in any forum) challenging the enforceability of this Agreement, Employee shall immediately repay the total amount paid under Part B of Exhibit A, unless such action directly pertains to the Age Discrimination in Employment Act. Each party shall bear its own attorneys' fees and costs in any dispute arising out of or
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related to this Agreement, except to the extent a statute expressly authorizes an award of fees to the non-prevailing party and such statute cannot be waived.

14.Employee hereby waives the provisions of California Civil Code Section 1542, which states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

15.Mutual Non-Disparagement. Subject to Section 5 (Protected Disclosures), neither party shall knowingly make any statement or engage in any conduct which may reasonably be expected to have the effect of disparaging the other party to: (i) any media (broadcast or print); or (ii) current or former customers or employees of LiveRamp; and Employee shall not make any formal statements or press/media interviews regarding LiveRamp intended for public dissemination without LiveRamp’s express written consent. Nothing herein prohibits (i) truthful testimony or disclosures required by law, subpoena, or order; (ii) communications with any Government Agency, including whistleblower disclosures; (iii) employees' rights under the National Labor Relations Act; or (iv) good-faith, internal privileged communications.

16.Successors; Assumption. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, asset sale, or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company. Any attempt to assign or delegate this Agreement by the Company without such assumption shall be null and void

THIS IS A FULL AND FINAL RELEASE. TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Employee:	LIVERAMP INC:
Mohsin Hussain	Jerry Jones
Name (Type or Print)	Name (Type or Print)
/s/ Mohsin Hussain	/s/ Jerry Jones
Signature	Signature
154856	EVP, Legal & Data Ethics
Employee’s LiveRamp ID Number	Title
December 15, 2025	December 15, 2025
Date	Date
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Exhibit A
to
Separation Agreement and General Release

By executing this Agreement, Employee acknowledges that they are not entitled to any payment or compensation beyond that set out in Paragraph A and B.

A. If the Employee does not execute this General Release, the following will be paid/made available on the Separation Date or as soon as practicable following the Separation Date:

1.All base pay accrued, earned and unpaid through Separation Date;

2.All eligible and approved business expense reimbursements outstanding as of the Separation Date;

B. If the Employee does execute the General Release, the following additional benefits will be paid after the Separation Date in accordance with Section 6 above of this Agreement, or made available as soon as reasonably possible after the passage of the revocation period:
1.Severance benefits equal to one year of base pay, $430,000.00, less applicable taxes and withholdings.

2.A lump sum payment equal to 100% of the average bonus of the preceding two (2) years, $432,500 less applicable taxes and withholdings.

3.A lump sum payment on June 1, 2026 for your Cash Bonus for FY26 as determined based on the same Company financial metrics and individual performance assessment methodology applied generally to similarly‑situated executives and shall be paid at the same time as bonuses are paid to such executives, less applicable taxes and withholdings.

4.Any previously granted equity which would be earned or vest on or prior to March 31, 2026 shall vest per the terms of the grant agreement.

5.Prorated PSUs, assuming current projections of approximately 68,063 shares, attainment calculations will be performed as of 3/31/26, shared with you for your input and will be approved at the May 2026 Board meeting.

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